Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – July 24, 2014

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2014 Highlights:

—	Continued profitability – annualized return on average assets of 0.96%

—	Deposit growth – average deposits increased 5% compared to Q2 2013

—	Reduced NPAs – nonperforming assets were 0.57% of total assets at June 30, 2014

—	Strong capital position – Tier 1 common equity to total assets of 9.18%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.51 per share, for the second quarter of 2014, compared to $1.9 million, or $0.52 per share, for the second quarter of 2013. Net earnings for the first six months of 2014 were $3.7 million, or $1.01 per share, compared to $3.6 million, or $0.99 per share, for the first six months of 2013.

Excluding the effects of non-operating items (specifically net securities gains (losses) and prepayment penalties on long-term debt), second quarter 2014 operating net earnings were $1.9 million, or $0.51 per share, compared to $2.2 million, or $0.61 per share, for the second quarter of 2013. Operating net earnings for the first six months of 2014 were $3.9 million, or $1.06 per share, compared to $4.1 million, or $1.12 per share, for the first six months of 2013.

“Despite a challenging environment for loan growth, the Company’s second quarter results reflect strong profitability and continued improvement in our asset quality,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.6 million for the second quarter of 2014 and 2013. Despite downward pressure on yields for earning assets, net interest income (tax-equivalent) was unchanged due to continued improvement in the Company’s cost of funds.

Nonperforming assets were $4.4 million, or 0.57% of total assets, at June 30, 2014, compared to $6.3 million, or 0.81% of total assets, at March 31, 2014. The Company recorded no provision for loan losses in the second quarter of 2014 and 2013, primarily due to improved credit quality in the loan portfolio, including declining net charge-offs and lower levels of adversely classified and nonperforming loans.

Noninterest income was $1.1 million for the second quarter of 2014, compared to $2.1 million in the second quarter of 2013. The decrease was primarily due to a decrease in mortgage lending income of $0.5 million as higher interest rates for mortgage loans negatively impacted refinance activity and a decrease in net securities gains of $0.5 million.

Noninterest expense was approximately $3.8 million in the second quarter of 2014, compared to $4.7 million in the second quarter of 2013. The decrease was primarily due to $1.0 million of prepayment penalties on long-term debt incurred during the second quarter of 2013, when the Company repaid $10.0 million of long-term debt with a weighted average interest rate of 3.59%. The Company incurred no prepayment penalties during the second quarter of 2014.

Income tax expense was approximately $0.7 million for the second quarter of 2014 and 2013. The Company’s effective tax rate for the second quarter of 2014 was 26.87%, compared to 26.05% in the second quarter of 2013. The increase in the Company’s effective tax rate was primarily due to decreases in tax exempt interest income as our holdings of municipal securities have declined.

The Company paid cash dividends of $0.215 per share in the second quarter of 2014. At June 30, 2014, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $775 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, interest rates, generally and those applicable to our assets and liabilities, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2013 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reports Second Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended June 30,	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013

Results of Operations
Net interest income (a)	$5,565	$5,597	$11,159	$11,120
Less: tax-equivalent adjustment	312	365	636	747
Net interest income (GAAP)	5,253	5,232	10,523	10,373
Noninterest income	1,081	2,071	1,837	3,726
Total revenue	6,334	7,303	12,360	14,099
Provision for loan losses	—	—	(400)	400
Noninterest expense	3,792	4,724	7,740	8,950
Income tax expense	683	672	1,340	1,153
Net earnings	$1,859	$1,907	$3,680	$3,596

Per share data:
Basic and diluted net earnings:
GAAP	$0.51	$0.52	$1.01	$0.99
Operating (b)	0.51	0.61	1.06	1.12
Cash dividends declared	$0.215	$0.21	$0.43	$0.42
Weighted average shares outstanding:
Basic and diluted	3,643,295	3,642,955	3,643,228	3,642,936
Shares outstanding, at period end	3,643,328	3,642,993	3,643,328	3,642,993
Book value	$19.84	$17.90	$19.84	$17.90
Common stock price:
High	$25.00	$22.33	$25.80	$22.60
Low	22.90	21.54	22.90	20.80
Period-end:	24.02	22.00	24.02	22.00
To earnings ratio	12.19	x	11.70	x	12.19	x	11.70	x
To book value	121%	123%	121%	123%
Performance ratios:
Return on average equity:
GAAP	10.72%	10.74%	10.91%	10.11%
Operating (b)	10.67%	12.62%	11.46%	11.51%
Return on average assets:
GAAP	0.96%	1.00%	0.96%	0.93%
Operating (b)	0.96%	1.18%	1.01%	1.06%
Dividend payout ratio	42.16%	40.38%	42.57%	42.42%
Other financial data:
Net interest margin (a)	3.09%	3.16%	3.14%	3.12%
Effective income tax rate	26.87%	26.06%	26.69%	24.28%
Efficiency ratio (c)	57.16%	51.44%	58.23%	52.79%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,804	$4,664	$2,804	$4,664
Other real estate owned	1,584	3,609	1,584	3,609
Total nonperforming assets	$4,388	$8,273	$4,388	$8,273

Net (recoveries) charge-offs	$(17)	$312	$140	$666

Allowance for loan losses as a % of:
Loans	1.23%	1.65%	1.23%	1.65%
Nonperforming loans	169%	138%	169%	138%
Nonperforming assets as a % of:
Loans and other real estate owned	1.13%	2.10%	1.13%	2.10%
Total assets	0.57%	1.08%	0.57%	1.08%
Nonperforming loans as a % of total loans	0.73%	1.19%	0.73%	1.19%
Net (recoveries) charge-offs as % of average loans (d)	(0.02)%	0.32%	0.07%	0.34%
Selected average balances:
Securities	$274,305	$266,056	$271,177	$264,574
Loans, net of unearned income	378,994	389,402	378,163	392,899
Total assets	772,326	761,534	767,268	769,602
Total deposits	684,613	652,952	681,487	653,375
Long-term debt	12,217	31,613	12,217	39,095
Total stockholders’ equity	69,367	71,006	67,472	71,162
Selected period end balances:
Securities	$276,953	$270,794	$276,953	$270,794
Loans, net of unearned income	385,826	390,726	385,826	390,726
Allowance for loan losses	4,728	6,457	4,728	6,457
Total assets	775,128	767,747	775,128	767,747
Total deposits	684,181	666,490	684,181	666,490
Long-term debt	12,217	27,217	12,217	27,217
Total stockholders’ equity	72,291	65,211	72,291	65,211

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

(d) Net (recoveries) charge-offs are annualized.

Reports Second Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013

Net earnings, as reported (GAAP)	$1,859	$1,907	$3,680	$3,596
Non-operating items (net of 37% statutory tax rate):
Securities (gains) losses, net	(8)	(326)	186	(428)
Prepayment penalties on long-term debt	—	659	—	927

Operating net earnings	$1,851	$2,240	$3,866	$4,095

Basic and diluted earnings per share, as reported (GAAP)	$0.51	$0.52	$1.01	$0.99
Non-operating items (net of 37% statutory tax rate):
Securities (gains) losses, net	—	(0.09)	0.05	(0.12)
Prepayment penalties on long-term debt	—	0.18	—	0.25

Operating net earnings per share	$0.51	$0.61	$1.06	$1.12

Net interest income, as reported (GAAP)	$5,253	$5,232	$10,523	$10,373
Tax-equivalent adjustment	312	365	636	747

Net interest income (tax-equivalent)	$5,565	$5,597	$11,159	$11,120

Noninterest income, as reported (GAAP)	$1,081	$2,071	$1,837	$3,726
Non-operating items:
Securities (gains) losses, net	(12)	(518)	295	(679)

Operating noninterest income	$1,069	$1,553	$2,132	$3,047

Total Revenue, as reported (GAAP)	$6,334	$7,303	$12,360	$14,099
Tax-equivalent adjustment	312	365	636	747
Non-operating items:
Securities (gains) losses, net	(12)	(518)	295	(679)

Total Operating Revenue (tax-equivalent)	$6,634	$7,150	$13,291	$14,167

Noninterest expense, as reported (GAAP)	$3,792	$4,724	$7,740	$8,950
Non-operating items:
Prepayment penalties on long-term debt	—	(1,046)	—	(1,471)

Operating noninterest expense	$3,792	$3,678	$7,740	$7,479

Total stockholders’ equity (GAAP)	$72,291	$65,211	$72,291	$65,211
Unrealized (gains) losses on available for sale securities, net of tax	(1,136)	1,831	(1,136)	1,831

Tier 1 Common Equity (1)	$71,155	$67,042	$71,155	$67,042

(1) June 30, 2014 total is preliminary.